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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated October 13, 1995, except as to the first paragraph of Note 11, which is as of November 22, 1995, and the second paragraph of Note 11, which is as of December 8, 1995, which appears on page 22 of the 1995 Annual Report to Shareholders of Zoltek Companies, Inc., which is incorporated by reference in Zoltek Companies, Inc. Annual Report on Form 10-K for the year ended September 30, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 22 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
St. Louis, Missouri
June 17, 1996